Exhibit 16.1
March 22, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of National CineMedia, Inc.'s Form 8-K dated March 22, 2024, and have the following comments:
1.We agree with the statements made in the fourth to sixth paragraphs.
2.We have no basis on which to agree or disagree with the statements made in the first to third paragraphs.

Yours truly,
/S/ DELOITTE & TOUCHE LLP